Exhibit 10.4

September 11, 2015

Lighting Science Group Corporation

BioLogical Illumination, LLC

1830 Penn Street

Melbourne, Florida 32901

Attn.: Chief Financial Officer

Facsimile No.:      (321) 779-5521

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of April 25, 2014 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"), among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation ("LSG"), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company ("BioLogical"; LSG and BioLogical are hereinafter referred to collectively as "Borrowers" and each individually as a "Borrower"), the various financial institutions from time to time party thereto as lenders (collectively, "Lenders") and ACF FINCO I LP, as assignee of FCC, LLC, in its capacity as agent for Lenders (together with its successors and assigns in such capacity, "Agent"). Each capitalized term used herein, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

Borrowers, Agent and Lenders desire to amend the Loan Agreement, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

The Loan Agreement is hereby amended as follows:

(a)     By deleting clause (b) from the definition of "Permitted Liens" set forth in Section 1 of the Loan Agreement and by substituting in lieu thereof the following:

(b)     deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, or (iii) bonds for release of attachment, stay of execution or injunction; provided, that no deposit or pledge to secure a Geveran Appeal Bond shall constitute a Permitted Lien;

(b)     By adding the following definitions of "Geveran Appeal Bond", "Geveran Indemnitor", "Geveran Subordinated Creditor", "Geveran Surety", "Specified Appeal Bond Documents", "Specified Geveran Documents", "Specified Geveran Intercreditor Amendment", "Third Amendment", and "Third Amendment Date" to Section 1 of the Loan Agreement in alphabetical order:

"Geveran Appeal Bond" shall mean any bond posted in connection with the Geveran Case, including the Appeal Bond (as defined in the Second Amendment).

"Geveran Indemnitor" shall mean any obligor or indemnitor under a Geveran Appeal Bond.

"Geveran Subordinated Creditor" shall mean any Person that is a "Sponsor Affiliate" under (and as defined in) the Geveran Appeal Bond Rights Subordination Agreement or that otherwise is a holder of "Subordinated Obligations" (as defined in the Geveran Appeal Bond Rights Subordination Agreement).

"Geveran Surety" shall mean any surety with respect to a Geveran Appeal Bond.

"Specified Appeal Bond Documents" shall mean documentation executed in connection with the Order Entry (as defined in the Second Amendment) that is identical in form to the drafts of such documentation that are attached as Exhibit A to the Third Amendment, other than changes that solely consist of inserting the dates of such documents and confirming the final "Bond Amount" (as defined in such documentation).

"Specified Geveran Documents" shall mean the Specified Appeal Bond Documents, the Specified Geveran Intercreditor Amendment, the Geveran Appeal Bond Rights Subordination Agreement and the Second Lien Geveran Appeal Bond Rights Subordination Agreement.

"Specified Geveran Intercreditor Amendment" shall mean an agreement in the form attached as Exhibit D to the Third Amendment.

"Third Amendment" means that certain letter amendment to this Agreement dated the Third Amendment Date among Obligors, Agent and Lenders.

"Third Amendment Date" means September 11, 2015.

(c)     By deleting the definitions of "Certificates of Designation", "Change of Control", "Geveran Appeal Bond Rights", "Geveran Appeal Bond Rights Subordination Agreement" and "Second Lien Geveran Appeal Bond Rights Subordination Agreement" from Section 1 of the Loan Agreement and by substituting the following in lieu thereof, respectively:

"Certificates of Designation" means, collectively, the Certificates of Designation filed with the Delaware Secretary of State with respect to the Series H Preferred Shares of LSG, the Series I Preferred Shares of LSG, the Series J Preferred Shares of LSG and the Series J Preferred Shares of LSG, in each case as in effect on the Third Amendment Date.

"Change of Control" means (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or any other Obligor to any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as in effect from time to time), other than as permitted in Section 8(a) hereof; (b) the liquidation or dissolution of any Borrower or any other Obligor or the adoption of a plan by the stockholders of any Borrower or any other Obligor relating to the dissolution or liquidation of such Borrower or such Obligor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as in effect from time to time), except for Sponsor, of beneficial ownership, directly or indirectly, of a greater share of the voting power of the total outstanding voting stock of any Borrower or any Guarantor or the board of directors of any Borrower than is held by the Sponsor at such time; (d) (i) Sponsor fails to (i) own and control, directly or indirectly, more than 35.0% of the equity interests of any Borrower having the right to vote for the election of members of the board of directors of such Borrower or (ii) own and control, directly or indirectly, more than 35.0% of the economic interests in respect of the equity interests of any Borrower; (e) the failure of LSG to own directly or indirectly one hundred percent (100.0%) of the voting power of the total outstanding voting stock of any other Obligor, except as expressly permitted under Section 8(a) hereof; or (f) a Change of Control as defined in any Certificate of Designation.

"Geveran Appeal Bond Rights" has the meaning set forth in Section 13(a)(xxvi).

"Geveran Appeal Bond Rights Subordination Agreement" shall mean an agreement in the form attached as Exhibit B to the Third Amendment.

"Second Lien Geveran Appeal Bond Rights Subordination Agreement" shall mean an agreement identical in form (other than changes that solely consist of inserting the date of such agreement) to the draft of such agreement attached as Exhibit C to the Third Amendment, as long as such agreement does not become effective prior to the effectiveness of the Geveran Appeal Bond Rights Subordination Agreement or the Specified Geveran Intercreditor Amendment.

(d)     By deleting the word "not" after the phrase "No Borrower will" in Section 8(a) of the Loan Agreement.

(e)     By deleting Section 8(c)(i)(D) of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

(D)     LSG may effect a redemption of its Series H Preferred Shares, Series I Preferred Shares, Series J Preferred Shares and Series K Preferred Shares, in each case pursuant to the terms of the applicable Certificates of Designation; provided, that, in all events Borrowers shall indefeasibly repay the Obligations in full and cause all Letters of Credit to be cancelled and returned (or cash collateralized pursuant to Section 17(c)) at least 1 Business Day prior to the date on which LSG effects such redemption as permitted by this Section 8(c).

(f)     By deleting Section 8(h) of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

(h)     Notice of Geveran Litigation. Borrowers' Agent shall notify Agent and each Lender promptly (and in any event within two (2) Business Days) of the Order Entry (as defined in the Second Amendment);

(g)     By deleting clauses (xviii) and (xix) of Section 13(a) of the Loan Agreement and by substituting the following in lieu thereof:

(xviii) entry or filing of any one or more judgments, orders, or awards for the payment of money in the Geveran Case involving an aggregate amount of $250,000 or more, against a Borrower or any of its subsidiaries, or with respect to any of their respective assets, if either:

(A)     there is a period of forty-five (45) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect;

(B)     enforcement proceedings are commenced with respect to any such judgment, order, or award against any Obligor, any subsidiary of an Obligor, or any property of an Obligor or a subsidiary of an Obligor;

(C)     any Person becomes a lien creditor (as defined in the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction) as a result of or based upon any such judgment, order or award entered or rendered in the Geveran Case; or

(D)     as a result of the entry or rendition of any such judgment, order or award, any Lien in favor of Agent is (or with the passage of time, may become) subordinate in priority to any Lien arising from or created by such judgment, order or award;

(xix) any Lien with respect to any of the Collateral shall exist in favor of any Person (including, without limitation, Sponsor, any of Sponsor's Affiliates, any Geveran Surety or any Geveran Indemnitor) with respect to or otherwise in connection with a Geveran Appeal Bond,

(xx) any Obligor other than LSG shall agree to become liable for any obligations with respect to a Geveran Appeal Bond, whether as a guarantor, indemnitor or otherwise,

(xxi) any payment by any Obligor shall become due with respect to a Geveran Appeal Bond (unless such payment is paid in full by a Geveran Subordinated Creditor when it becomes due); provided, that this clause (xxi) shall not prohibit LSG from paying premium payments to one or more Geveran Sureties in connection with the posting of one or more Geveran Appeal Bonds, as long as the aggregate amount of all such premium payments paid by LSG does not exceed $200,000,

(xxii) any Geveran Surety shall make any payment with respect to a Geveran Appeal Bond and shall not be reimbursed in full for such payment by a Geveran Subordinated Creditor within five (5) Business Days thereafter,

(xxiii) any Borrower, Obligor, Sponsor or Affiliate of Sponsor shall execute any agreement other than the Second Lien Geveran Appeal Bond Rights Subordination Agreement in favor of the Term Loan Parties (or any of them) that provides for the subordination of any Geveran Appeal Bond Rights,

(xxiv) any Obligor shall enter into any documentation in respect of a Geveran Appeal Bond without Agent's written consent (not to be unreasonably withheld or delayed) other than (A) the Specified Geveran Documents, and (B) corporate or other company authorization documentation that does not alter the Specified Geveran Documents or otherwise contravene the provisions of this Agreement, as long as the form of such authorization documentation is provided to Agent prior to the execution thereof,

(xxv) Sponsor, any of Sponsor’s Affiliates, or any Obligor shall enter into any Specified Appeal Bond Documents unless:

(A)     concurrently with the execution of such Specified Appeal Bond Documents, Borrowers' Agent shall provide Agent with true, correct and complete copies of such Specified Appeal Bond Documents, together with a certification from an authorized officer of Borrowers' Agent that such copies are true, correct and complete;

(B)     prior to the execution of such Specified Appeal Bond Documents, Borrowers' Agent shall have provided to Agent fully executed copies of the Geveran Appeal Bond Rights Subordination Agreement and, if a Second Lien Geveran Appeal Bond Rights Subordination Agreement is executed in connection with such documents, (1) a true, correct and complete copy of such Second Lien Geveran Appeal Bond Rights Subordination Agreement, and (2) a fully executed copy of the Specified Geveran Intercreditor Amendment;

(C)     the "Bond Amount" (as defined in the Specified Appeal Bond Documents) is not greater in the aggregate than the lesser of (A) $25,000,000, and (B) 50% of the amount of the judgment, order or award entered or rendered in the Geveran Case pursuant to the Order Entry (as defined in the Second Amendment); and

(xxvi) whether pursuant to the Specified Geveran Documents or otherwise in connection with a Geveran Appeal Bond, any Person (including, without limitation, Sponsor, any of Sponsor's Affiliates, any Geveran Surety or any Geveran Indemnitor) shall have recourse against any Obligor or any Collateral that is in either case senior to or pari passu with the interests of Agent or any Lender (other than pari passu recourse with respect to LSG (but not to any other Obligor or any Collateral) for amounts that are to be reimbursed by a Geveran Subordinated Creditor in accordance with Section 13(a)(xxii), as long as such amounts are actually reimbursed by a Geveran Subordinated Creditor in accordance with Section 13(a)(xxii) and not reimbursed by LSG or any other Obligor); provided, that it is understood and agreed that certain Persons who procure or participate in the procurement of a Geveran Appeal Bond may have rights of contribution or indemnification from LSG or other Obligors and any such rights of contribution or indemnification (collectively, "Geveran Appeal Bond Rights") in favor of the Sponsor or any of Sponsor’s Affiliates shall be subject to the Geveran Appeal Bond Rights Subordination Agreement.

(h)     By deleting Item 8 of the Schedule in its entirety and by substituting in lieu thereof the following:

8.     Interest Margin:     5.50%

(i)     By deleting the section entitled "If to Agent or Lenders:" from Item 31 of the Schedule and by substituting in lieu thereof the following:

If to Agent or Lenders:                                                       ACF FinCo I LP

580 White Plains Road, Suite 610

Tarrytown, NY 10580

Attn.: Oleh Szczupak

Facsimile No.: (914) 418-1217

In consideration of the foregoing amendments, Borrowers agree to deliver to the Agent true, correct and complete executed copies of all Specified Appeal Bond Documents within ten (10) Business Days after the Order Entry (as defined in the Second Amendment), or such later date to which the Agent may consent in its sole discretion.

The effectiveness of the amendments contained herein is subject to Agent's receipt of (a) a duly executed amendment to the Term Loan Agreement in form and substance satisfactory to Agent, and (b) a duly executed secretary's or manager's certificate of resolutions with respect to each Borrower, in each case in form and substance satisfactory to Agent.

By its signature hereto, each Borrower hereby (a) ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents; (b) acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower); and the security interests and liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and liens; (c) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this agreement, that (i) no Default exists on the date hereof or would result from the effectiveness of this agreement, (ii) the execution, delivery and performance of this agreement have been duly authorized by all requisite company action on the part of such Borrower and this agreement has been duly executed and delivered by such Borrower, and (iii) all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof; and (d) acknowledges that LIBOR is presently 0.20% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 5.70% per annum with regard to any loans outstanding under the Loan Agreement bearing interest based upon LIBOR.

In consideration of Agent's and Lenders' willingness to enter into this agreement, Borrowers jointly and severally agree to pay to Agent and Lenders, on demand, all costs and expenses (including taxes and legal fees and expenses) incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this agreement and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto. Except as otherwise expressly provided in this agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect. This agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page hereto that is delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this agreement.

To induce Agent and Lenders to enter into this Amendment, each Borrower hereby RELEASES, ACQUITS AND FOREVER DISCHARGES Agent and each Lender, and all officers, directors, agents, employees, successors and assigns of Agent or any Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that any Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

[Signatures appear on following page]

The parties hereto have caused this agreement to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

AGENT AND SOLE LENDER:

ACF FINCO I LP, as assignee of FCC, LLC

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Title:	Vice President

Accepted and agreed to:

BORROWERS:

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Ed Bednarcik

Name: Ed Bednarcik

Title: Chief Executive Officer

BIOLOGICAL ILLUMINATION, LLC

By: /s/ Phil Ragona

Name: Phil Ragona

Title: Executive Vice President and Secretary

Consented to by Guarantor:

LSGC, LLC

By: /s/ Phil Ragona

Name: Phil Ragona

Title: Executive Vice President and Secretary